Exhibit 10.1

Pressure BioSciences, Inc. and CannawoRx

Binding Acquisition Letter of Intent

The terms and conditions set forth herein are subject to change. The issuance and sale of securities and the closing of the proposed transactions is subject to completion of due diligence, preparation of definitive documentation, and the satisfaction of all pre-closing terms and conditions. Only those provisions specifically designated herein as binding on the parties shall be binding.

Parties:	Pressure BioSciences, Inc., a Massachusetts corporation whose shares are listed for trading under the “PBIO” symbol (“PBIO”) and CannawoRx Holdings, Inc., a Delaware corporation (“CWX”).

Transaction Overview:	The transaction is expected to take the form of a merger or acquisition pursuant to which CWX will become a wholly owned subsidiary of PBIO (the “Transaction”). The Parties agree to consult and work together to determine the appropriate structure of the Transaction with a view to optimizing positive federal and other tax implications in the relevant jurisdictions. Currently the Transaction may be effected as a merger in which CWX will be issued convertible securities convertible into approx. 50% of the fully diluted capitalization (excluding warrants and options) of PBIO to become a wholly owned subsidiary of PBIO.

PBIO:	As of Closing, defined below, PBIO will (i) have shares quoted for trading in the over the counter markets; (ii) endeavor to be DWAC and DTC eligible, if not already; (iii) be current in all filings with the Securities and Exchange Commission (the “SEC”); (iv) be able to deliver books and records to enable a timely filing of the next quarterly and yearly report with the SEC; and (v) not have changed any compensation packages to their officers and directors within 12 months from Closing, other than in the ordinary course of business, including but not limited to, employment agreements and stock option plans. Prior to the consummation of the Transaction, each party shall have conducted its due diligence on the other and shall have been satisfied as to the results of such due diligence in its sole discretion.

CWX	Prior to completion of the Transaction, CWX shall have supplied PBIO with unaudited financial statements for CWX’s two prior fiscal years (the “Financial Statements”), and a valuation rationale for CWX reasonably satisfactory for the PBI Board of Directors. CWX shall supply PBIO with audited financials without material discrepancies as compared to the unaudited financial statements within the time required by the SEC.

Availa Bio Board:	For purposes of this Letter of Intent, upon closing of the Transaction (the “Closing”) PBIO shall be referred to, upon confirmation that such name or a similar name is not currently being used, as “Availa Bio”. As of the Closing, CWX shareholders shall have the right to appoint 2 Directors to the Board, at least 1 of which must be independent as defined by Nasdaq Corporate Governance Rules, Skin Science Labs shareholders shall have the right to appoint 2 Directors to the Board, at least 1 of which must be independent as defined by Nasdaq Corporate Governance Rules, PBIO will be allowed to retain 2 directors, at least one of which must be independent as defined by Nasdaq Corporate Governance Rules, and Clayton Struve shall have the right to approve 1 director, for a total of 7 Directors, including at least 3 independent directors, (the “Board”).

The definitive agreement will provide that CWX shall take full control of management of Availa Bio and shall designate management positions, at their discretion and with consent of the Availa Bio Board, including the appointment of Jim Morrison as CEO. Jim Morrison shall receive an employment contract which shall include stock equal to 5% of Availa Bio, and stock incentives for him to earn up to a total of 10% of Availa Bio as defined in his Employment Agreement. Ric Schumacher shall remain with Availa Bio with a position to be negotiated prior to the Closing as evidenced by an amended employment contract.

Indemnity	To be determined

Binding Agreement	This agreement shall be binding on all parties, subject to the negotiation of definitive documentation and may be terminated by either party if definitive agreements have not been executed by June 30, 2020. This agreement shall supersede and replace the letter of intent between the parties dated as of March 20, 2020.

CWX Ownership	Upon the Closing, the pre-Closing owners of CWX shall receive Convertible Preferred Stock (“Preferred Stock”). The Preferred Stock shall be convertible into $30 million of stock equivalents at $2.50.

PBIO Ownership	For the Closing, with the exception of outstanding warrants and options, PBIO’s total issued and outstanding securities, on a fully diluted basis, shall be valued at $30 million at $2.50.

Financing	GSS shall raise a minimum of $8 million up to a maximum of $15 million (the maximum financing shall include any over-subscription amount of 20%) at a minimum of $2.50 (the “Financing”).

Closing Conditions	Closing Conditions shall be defined as (i) closing the Financing, from which a total of $5 million from the financing proceeds shall eliminate convertible loans of PBIO, and up to an additional $3 million over the minimum raised and to be raised within 120 days, subject to the resolution of certain debts and liabilities of PBIO may be used for the payment of said debts and liabilities of PBIO; (ii) funding Availa Bio’s operations for the next 6 months after closing (approx. $3 million) (iii) a bridge loan of $500,000 for CWX, to be applied to the amount of working capital to be raised from the minimum financing, shall be completed within 30 days from the execution of this Binding Letter of Intent and (iv) agreement to change incorporation of Availa Bio from Massachusetts to Nevada.

Skin Science Labs	Availa Bio shall enter into an exclusive management agreement (“Management Agreement”) in which Availa Bio shall receive a management fee of 5% on all gross sales of Skin Science Labs from all distribution channels, including but not limited to, QVC, Amazon, digital platforms etc. Availa Bio shall enter into an irrevocable exclusive right for 12 months to purchase from Skin Science Labs stockholders 100% of Skin Science Labs for $30 million (70% in stock, 30% in cash) and the stock shall be Preferred Stock convertible into $21 million of stock equivalents at $2.50 (“Exclusive Buy-Out”). It is also agreed that all revenue over $700,000 per month from Skin Science Labs (less the Management Fee) shall be applied to the cash portion of the Exclusive Buy-Out at a rate of 75% from sales until such time the Exclusive Buy Out is exercised. Example, if Skin Science Labs generates a total of $1.4 million in sales for a month, $525,000 shall be applied to cash portion owed on the Exclusive Buy-Out.

Capitalization of Availa Bio:	PBIO and CWX, prior to Closing, shall provide to each other a fully detailed capitalization table.

Best Efforts and Cooperation:	The Parties agree to mutually cooperate and negotiate in good faith the terms and conditions of the Definitive Agreements that will incorporate the terms and conditions of this Term Sheet together with such additional representations, warranties, covenants, terms and conditions respecting the Transaction and all related matters as are generally usual and customary. Each of the Parties shall use and exercise reasonable commercial efforts, taking all reasonable, ordinary and necessary measures to ensure a timely Closing.

Exclusive Dealing:	Until the earlier of June 30, 2020 or the signing of a definitive agreement memorializing the terms and conditions of this Term Sheet, neither PBIO nor CWX shall enter into any agreement, discussion, or negotiation with, or provide information to, any other consulting firm, investment banking firm, or any other person, or solicit, encourage, entertain, or consider any inquiries or proposals, with respect to financing, the issuance of securities, a reverse merger transaction, or any other transaction intended to sell a controlling interest in PBIO or in CWX to a new single or organized group of owners. The Parties hereby agree that this provision shall be binding on them. PBIO and CWX each also agrees not to enter into any material business transactions, hire any additional employees, put out any press releases or enter into any other material business events without the consent of Jim Morrison.

Conduct of Business:	Prior to the closing of the transactions contemplated herein, the parties will conduct their operations so as to not issue, or enter into any agreements for the future issuance of any capital stock or grant any options with respect to their capital stock, nor will they make any distributions, incur any debt, dividends or other payments to any affiliate or shareholders of the party, except in accordance to an agreed upon budget (the “Budget”). Within 3 days from the signing of this Letter of Intent, PBIO and CWX will agree on a bi-weekly Budget and either party will be allowed to fund this Budget on terms with the consent of Jim Morrison.

Closing	The Closing of the Transaction shall be conditioned on the satisfaction of customary closing conditions including, but not limited to, the following: (1) execution and delivery of all required definitive instruments and agreements including, but not limited to, the merger agreement; (2) obtaining all necessary board, shareholder and third party consents; (3) there being no material adverse event since the date of the Financial Statements; and (4) satisfactory completion by PBIO and CWX of all business, technical and legal due diligence. Whether the Transaction is or is not consummated, each of PBIO and CWX will pay its own fees and expenses (including those of their representatives) and any fee for advice or opinions incurred in connection with their respective due diligence investigations and the negotiation, preparation, execution and delivery of this Term Sheet and the Definitive Agreement.

Garden State Securities, Inc.	Garden State Securities, Inc. “GSS” shall act as the exclusive placement agent on all financings for this Transaction and shall also receive a fee equal to 5% of the total value of the Transaction, payable in stock.

Governing Law:	This letter of intent and all matters relating to or arising out of the proposed transactions and the other transactions contemplated hereby and the rights of the parties (sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of New York, without regard to conflicts of laws principles that would require the application of any other law.

Confidentiality:	All information and documentation furnished by any party hereto shall be treated as the sole property of the party furnishing the information or documentation until consummation of the Reverse Merger. If the Transaction shall not occur, each party shall return to the party which furnished such information or documents all materials containing, reflecting, or referring to such information or documentation and all copies thereof. The Parties hereby agree that this provision shall be binding on them.

Press Release:	No press release or public announcement of this Term Sheet shall be made without the consent of all parties. Any press release or public announcement (other than filings with the SEC) regarding the Transaction shall subject to the reasonable agreement of the parties.

EXECUTION

Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Term Sheet; and, (ii) it is duly authorized and empowered to execute and deliver this Term Sheet. This Term Sheet shall be governed by and construed in accord with the laws of the State of New York.

It is expressly understood and acknowledged by executing this Letter of Intent that there will be required the filing of a Current Report on Form 8-K with the SEC and that a Press Release regarding this transaction may also be issued by each of the Parties. The Parties each agree to provide a draft of each such document to the other Party for reasonable review prior to dissemination.

This Term Sheet may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. Any photographic, photocopy, or similar reproduction copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Term Sheet.

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATED:	DATED:

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